Exhibit 15.3

FAX (303) 623‑4258

621 SEVENTEENTH STREET SUITE 1550	DENVER, COLORADO 80293	TELEPHONE (303) 623‑9147

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the references to our firm, in the context that they appear, and to the use of our report effective December 31, 2017 in the Sundance Energy Australia Limited Annual Report on Form 20‑F for the year ended December 31, 2017. We also consent to the incorporation by reference of the references to our firm, in the context in which they appear, and to our exhibit letter dated March 2, 2018; into Sundance Energy Australia Limited’s previously filed Registration Statements on Form S‑8 (No. 333‑204490) and Form F‑3 (No. 333‑216220).

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F‑1580

Denver, Colorado

April 30, 2018